Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 21, 2024 relating to our audits of financial statements of IntelGenx Technologies Corp. as of and for the years ended December 31, 2023 and 2022 appearing in this Annual Report on Form 10-K of IntelGenx Technologies Corp. for the year ended December 31, 2023.

Richter LLP (Signed)

Montréal, Québec,

Canada

March 21, 2024

MONTRÉAL ____ 1981 McGill College Montréal QC H3A 0G6 514.934.3400	TORONTO ____ 181 Bay St., #3510 Bay Wellington Tower Toronto ON M5J 2T3 416.488.2345	CHICAGO ____ 200 South Wacker Dr., #3100 Chicago, IL 60606 312.828.0800	RICHTER.CA